Exhibit 16.1

December 21, 2001

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Commissioners:

We have read the statements made by Stage Stores, Inc. (the "Company") in Item 14 of the Company's Form 10 dated October 29, 2001. We agree with the statements made by the Company in Item 14 in so far as they relate to our Firm.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP